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                                                                     EXHIBIT 3.5

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                BLUE CORAL, INC.

            Blue Coral, Inc., a Corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

            1. The name of the Corporation is Blue Coral, Inc.

            2. The date of filing its original Certificate of Incorporation with the Secretary of State was August 26, 1981.

            3. This Restated Certificate of Incorporation amends the Certificate of Incorporation of the corporation by amending Article Fourth which shall read as set forth in the text set forth below and restates and integrates the Certificate of Incorporation as so amended, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware.

            4. The text of the Certificate of Incorporation is amended hereby and restated to read as herein set forth in full:

            FIRST:      The name of the Corporation is Blue Coral, Inc.

            SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            FOURTH: The Corporation is authorized to issue one class of stock to be designated as "common." The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-five thousand (25,000) shares of common stock having a par value of Ten Dollars ($10.00) per share.
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            FIFTH:      The Corporation is to have perpetual existence.

            SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

            SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Elections or directors need not be by written ballot unless the by-law of the Corporation shall so provide.

            EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

            NINTH: No director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article Ninth shall not eliminate or limit the liability of, a director (1) for any breach of the director's duty of loyalty to the Corporation or to its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
                        (3) under Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction for which the


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                        director derived an improper personal benefit.

            IN WITNESS WHEREOF, said Blue Coral, Inc. has caused this Certificate to be signed by Sheldon G. Adelman, its Chairman of the Board of Directors and attested by Robert G. Markey, its Secretary, this 25th day of September, 1988.

                                             BLUE CORAL, INC.


                                             /s/ Sheldon Adelman
                                             -----------------------------------
                                             Sheldon Adelman, Chairman
                                             of the Board of Directors

ATTEST:


By /s/ Robert G. Markey
  ---------------------------------------
  Robert G. Markey, Secretary


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